Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

New York Community Bancorp, Inc., a corporation organized and existing under and by virtue of the state of Delaware (the “Corporation”), does hereby certify:

First: The name of the Company is New York Community Bancorp, Inc. The Company was originally incorporated under the name Queens County Bancorp, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 16, 1993. Certificates of Amendment were filed with the Secretary of State of the State of Delaware on August 11, 1998 and November 20, 2000. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2001. Certificates of Amendment were filed with the Secretary of State of the State of Delaware on May 14, 2003, November 6, 2003, and April 26, 2016.

Second: This Certificate of Amendment hereby amends and restates Section A of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

FOURTH:

A. The total number of shares of stock of all classes which the Corporation shall have authority to issue is two billion and five million (2,005,000,000) consisting of:

1.	Five million (5,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”); and

2.	Two billion (2,000,000,000) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).”

Third: This Certificate of Amendment shall become effective as of June 7, 2024 at 7:30 a.m. Eastern time.

Fourth: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors of the Corporation duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that such amendment be considered by the stockholders of the Corporation. An annual meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on June 5, 2024, at which meeting the necessary number of shares were voted in favor of such amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment.

In witness whereof, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this 7th day of June, 2024.

/s/ Bao Nguyen
By:	Bao Nguyen
Title:	Senior Executive Vice President, General Counsel, & Chief of Staff

[Signature Page to Certificate of Amendment for New York Community Bancorp, Inc.]